UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

THE MOSAIC COMPANY

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Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed transaction, the terms and the effect of the proposed transaction, the nature and impact of the proposed transaction, capitalization of The Mosaic Holding Company (“Mosaic”) following completion of the proposed transaction, benefits of the proposed transaction; future strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of Mosaic’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur; the expected timeline for completing the transaction; difficulties with realization of the benefits of the proposed transaction; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan, potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in Mosaic’s reports filed with the Securities and Exchange Commission (“SEC”). Actual results may differ from those set forth in the forward-looking statements.

Additional Information

In connection with the proposed transaction, GNS II (U.S.) Corp. (“M Holdings”) will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Mosaic that also constitutes a prospectus of M Holdings. Mosaic will deliver the final proxy statement/prospectus to its stockholders. Investors and holders of Mosaic securities are strongly encouraged to read the proxy statement/prospectus (and any other relevant documents filed with the SEC) when it becomes available because it will contain important information relating to the proposed transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Mosaic and M Holdings with the SEC, without charge, at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Mosaic’s website at www.mosaicco.com under the tab “Investors”.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Such an offer may be made solely by a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Accordingly, the proxy solicitation for the merger described in this communication has not commenced. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Participants in this Transaction

Mosaic and M Holdings and their respective directors, executive officers and certain other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Mosaic’s stockholders with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Mosaic stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about the executive officers and directors of Mosaic in its Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed with the SEC on July 23, 2010 and in its definitive proxy statement filed with the SEC on August 24, 2010. You can obtain free copies of these documents from Mosaic using the website information above. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement/prospectus and other material to be filed with the SEC in connection with the proposed transaction.

Mosaic Town Hall Meeting January 19, 2011

L: Good day, ladies and gentlemen, and welcome to the Mosaic Town Hall conference call. My name is Lacy and I’ll be your coordinator for today. At this time, all participants are in listen only mode. If at any time during the call you require audio assistance, please press Star followed by Zero, and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Miss Linda Thrasher, VP of Public Affairs. Please proceed.

LT: Thank you. Welcome to Mosaic’s special town hall conference call. Before we begin, I do want to direct you to look at the slides one and two of our transaction presentation on our public website. I will begin first by reviewing a forward looking statement.

The statement on our site includes that it is not limited to statements about future, financial and operating results. They are based upon management’s beliefs and expectations as of today’s day, January 19th, 2011, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is included in our press release issued yesterday, and also in our reports filed with the Securities and Exchange Commission.

Your host for today’s call is Jim Prokopanko, our President and Chief Executive Officer. And with that, Jim, I’ll turn it over to you.

JP: Well, thank you, Linda. Good day, everyone. And thank you for joining us to hear about our recently announced transaction with Cargill. I’m Jim Prokopanko, President and Chief Executive Officer of Mosaic. I’m here with Rich Mack, Executive Vice President and General Counsel, and Corporate Secretary of Mosaic. We would have had Larry Stranghoener here, who’s in New York with me right now, but is visiting with some investors.

One of the most frequently asked questions that I’ve received over the years at Mosaic and while meeting with investors is, what is Cargill going to do with its investment in Mosaic? Well, we now have that answer. As you have already heard, yesterday we announced that Cargill is planning to distribute its 64 percent ownership stake in Mosaic. We’re pleased to have this opportunity to provide an overview of the transaction and explain how it will bring opportunities for our company and our shareholders over the long term.

In short, this is a very important development for our company and will ultimately allow Mosaic to become a fully independent publicly traded company. For a Mosaic employee perspective, you will see very little change, if any at all. This transaction will have no impact on our day to day operations and our regular responsibilities will not change in any way.

As you can see from the press release we issued, while the transaction itself is very complicated, the benefits are simple, and significant. This transaction will enhance Mosaic’s long term strategic and financial flexibility. This means we will ultimately have more flexibility in terms of our strategy for seizing the opportunities that exist in today’s crop nutrient markets. We also have great opportunities in our marketplace, and with the free hand that this transaction will give us, we will be even better positioned to capitalize on our unique competitive advantages and the very positive outlook for our industry.

Now I’d like to provide an overview of this transaction and tell you how it came about. For many of us at Mosaic, Cargill is a company that we have known well for years. Mosaic was informed in 2004, through the merger of Cargill’s crop nutrition business and IMC Global, and since that time Cargill has been Mosaic’s largest shareholder. Following the death of Margaret Cargill in 2006, her estate, including a large number of Cargill shares, were transferred to a number of charitable trusts. These trusts have certain cash requirements to help fulfill their own philanthropic missions. And this transaction supports that need.

I want to emphasize that Cargill and the Mosaic management team remain optimistic about Mosaic’s future opportunities. Cargill has chosen this path after extensively evaluating a number of alternatives to satisfy its objectives, including maintaining its status as a private company while meeting the diversification and distribution needs of the charitable trusts.

If you are a Mosaic shareholder, I know you may be wondering how this transaction may affect your shares. You should note that it will not change the number of shares outstanding in the company, and therefore, will not be dilutive to earnings per share. Over the long term, we expect this transaction will create more value for our shareholders by increasing our liquidity in the market and freeing us up to make strategic and financial decisions for our business that are in the best interests of our shareholders and our company.

Importantly, this transaction will not have any negative impact on our balance sheet or business operations. We will continue to operate our business as usual, leveraging Mosaic’s strong operational and financial position to return value to shareholders. Again, I want to reiterate that we do not expect the transaction to materially impact employees or your daily responsibilities. Additionally, our customers and business partners can continue to count on the same superior levels of service for which we are known.

Now I’d like to take this opportunity to provide a brief overview of the structure of the deal. As I already mentioned, Cargill will distribute its 64 percent ownership stake in Mosaic. That 64 percent stake equates to roughly 286 million shares of Mosaic. Obviously, this is a large stake, so in order to ensure that the distribution takes place in an orderly fashion, the transaction has been structured to have three key steps. I should note that as I refer to specific share amounts in this discussion, those amounts represent estimates.

First, Mosaic will capitalize its shares into three classes, which includes common shares, class A shares, and class B shares. Class B shares are a high vote share class, solely with respect to the election of directors. After the recapitalization, Cargill will exchange approximately 179 million Mosaic shares in a split off transaction with the charitable trusts and other participating Cargill shareholders. It is expected that Cargill will exchange approximately 107 million Mosaic shares with Cargill debt holders in the split off. An orderly disposition of shares will then occur over the next several years. Up to 157 million shares are expected to be distributed in the first i15 months following the closing of the transaction, including approximately 107 million shares held by Cargill debt holders, and approximately 50 million shares held by the charitable trusts. So those are the three main steps of this announcement.

Now I’d like to take you through the approval process and timeline to complete the transaction. I want you to know that our entire management team is fully supportive of the transaction. It has already been approved by Mosaic’s board and a special committee we formed to evaluate it. It has also been approved by the boards of Cargill and the charitable trusts.

In terms of next steps, Mosaic’s minority, non-Cargill shareholders will be required to vote on and approve the transaction, and we expect it to close in the second calendar quarter of 2011, subject to certain conditions. However, I should note that the distribution of Cargill’s ownership stake in Mosaic will take a few years to be completed. We structured the transaction in this manner in order to ensure that the shares were distributed in an orderly way. So as you can see, I’m very excited about what this means for Mosaic’s future.

Now I’d just like to add a couple of informal comments about what we are experiencing in the investment community. First, the media captured the story generally correctly over the last 12 hours and reported the transaction largely from a Cargill perspective in terms of distributing the shares. So it’s in many ways a Cargill story, and they’re the ones that are leading this announcement. However, Mosaic is being represented as an attractive company, better positioned to find opportunities and have a free hand in its own destiny going forward, so we’re quite pleased with the early media reports.

Sell side analysts, these are the analysts on Wall Street and investment communities, advising investors in making equity investments, in stock investments, and those have been very favorable, just about without exception, and I can’t think of any exception where people are talking about the attractiveness of this deal, the thoughtfulness of the deal, and the attractiveness of the whole ag space and the excellent timing of this being announced. So we’re quite pleased with what we’re seeing reported by investors.

Rich, Larry and I, and Christine had a breakfast meeting with a number of the sell side analysts directly this morning. They too have been very complimentary about how the transaction itself, the details and the specifics, a lot of questions, a lot of details here, so you can imagine what complexity the questions are getting asked.

Yet in private conversations following the meeting, a number are coming up and just saying how well timed this is, how well communicated it is, how we’ve really gone out of our way to take a complex deal and make it understandable. So we feel very good about it. And some are saying this is the transaction of the year. This is very well done, and particularly in light of the sagas and dramas that were reported this last year and a half with BHP and PCS. And prior to that, CF-Agrium and Terra deal. This is all coming off according to the best expectations we could have hoped for. So early signs, well received by the investment community, and off to a great, great start.

Now I’m going to turn it over to Rich Mack, who is going to provide some additional views and perspectives, and host our Q&A period.

RM: Thanks, Jim. And good day to everybody, and thanks for joining the call this morning. What I’m going to do is try to review a number of the questions and some of the more commonly asked questions, whether we have been receiving them via e-mail after the announcement came out yesterday, or whether we are hearing them from analysts or investors. Maybe I would just start out with a comment, and that is, I just want to emphasize what Jim noted. Significant care has gone into structuring this transaction, which I know at first blush may sound very complicated, but I can assure you that we have been working very thoroughly and very thoughtfully on this for a lengthy period of time.

It certainly is a complex transaction, and I’ll address a couple of questions that relate to that. But the first question that I am going to cover is what is a very common theme, and that’s around M&A activity and what does this transaction do to Mosaic in terms of, one, the possibility of being acquired, or alternatively, the possibility of us actually acquiring other parties in growing our business through acquisitions.

The transaction, as everybody is generally aware, is structured on a tax free basis to Cargill. I think it’s fair to say that we’re going to have to monitor and note various things that we’re going to have to be mindful of. There are tax rules. There are some limitations on when we can and cannot do things. But the ultimate answer to this question is yes, we can engage in M&A activities at various points of time, depending on the circumstances that are then in front of us.

We have entered into a tax agreement, or a tax indemnification agreement with Cargill. We will definitely want to make sure that we do not run afoul of the rules within the tax agreement. But it is clear that we can look for M&A opportunities in the ordinary course, during the next couple of years, and being one of the largest players in the fertilizer sector, you can assume that obviously if opportunities arise, we’ll take looks at them as they come up. So that’s the general answer on mergers and acquisitions. Jim, do you want to add anything to that?

JP: No, I think you covered it well. We are getting a lot of attention and questions about being a target for an acquisition, and we’ve addressed that question by saying it’s possible to be acquired, just as it was the day before the announcement. It could have happened then. This doesn’t change that much. It puts some additional, as Rich was saying, limitations on how it’s done, so it adds a bit more complexity to doing a deal. My personal view is not one of anticipating any kind of changes in ownership for the next while, if at all.

We have tremendous opportunity ourselves, as a company, to create greater value for our shareholders. We’ve announced, and you all are well aware of our $5 billion investment expansion plans in our pot ash business. We’re well underway on that. We’ve committed to, and are in the process of spending $3 billion, and we’ll commit another $2 billion over the next year ahead of us. We will expand our production by 50 percent on phosphate. We’re not now spending as much, but we just spent nearly half a billion buying additional phosphate rock reserves in Peru. We have a number of activities and investments underway to reduce cost of phosphate production, to improve the efficiency of our mining and our phosphate chemical plant operations.

So we have a lot of opportunity here, and this is all being done in context of growing world demand for grains and oil seeds, and better diets around the world.

The world’s growing 75 million people a year. GDP in most of these growth regions are continuing to be strong. We just see tremendous opportunity to continue to grow our business, produce more product, more efficiently, and serve this growing world demand. So in terms of selling the business, that’s not something that is on our radar, and is a matter that we’ve got plenty of opportunity just doing what we’re doing in investing in our business as we see it.

RM: Good. Moving on, second question. Why now? Some speculation, geez, Cargill, we see our stock price north of $80 per share. Is Cargill opportunistically timing the market? And I think the general response to that is, a few explanations. First, as noted, Cargill recently received a private letter ruling from the IRS regarding the tax free nature of this transaction.

You should be aware that it’s not an insignificant effort to obtain such a ruling, and that has been in the works for a long period of time, far in excess of a year. And having just received the ruling in December, obviously, you can all appreciate, given the complexity of the transaction, finalization of the deal documentation and so forth, in announcing this yesterday, on January 18th, there really isn’t any market timing going on at all. This was just, if nothing else, a coincidence and happenstance that we’re timing the market at a very attractive point in the fertilizer cycle.

Second, a comment that I would make on that is, well, why is Cargill doing this? And I think that that largely goes to the business objectives that Cargill is trying to achieve, and notably, throughout Jim’s explanation, there are various parties, including a charitable trust, that was formed in 2006. This is a new nonprofit organization that has owned a very sizeable amount of Cargill shares, and as a nonprofit, it’s got liquidity requirements. It has diversification requirements. And it’s been trying to solve that issue, as Cargill has.

This transaction, structured the way that it has been, does provide a solution on what has been a bit of a problematic issue for Cargill to resolve. So, in addition to that, Cargill is looking at ways in which it can be more focused in terms of managing the businesses that it actually has operating control of, and some additional business purposes as to the rationale as to why they are moving forward on this transaction. Hopefully that provides some rationale as to why Cargill is going down this path.

Next, we are getting questions, can the market absorb this many shares? As Jim noted, Cargill currently owns $286 million out of Mosaic’s 445 million shares outstanding. What I would say on that is, a tremendous amount of thought process has gone into ensuring that this transaction has been structured so that these shares will be distributed in an orderly fashion.

We are going to market roughly 157 million of these shares during the first 15 months. There is a lock up with the remainder of the shares, where they will not be marketed until, I’ll say, year two and a half, year three and a half, and year four and a half. And I would also just comment that this has been one of the central concerns that our special committee of our board has addressed, and reviewed with investment bankers and other consultants to ensure that the market in fact would be there. And I think anecdotally, Jim, based on what we’re hearing right now from investors, there’s no shortage of interest in Mosaic.

Moving on to the next question, we received an inquiry about Mosaic’s board, the composition of our board. Is it going to change? I’ll provide you the short answer, and I’ll turn it over to Jim for some color. The short answer is, there’s not going to be any change to our board. We currently have 12 board members. Two of them are acting Cargill executives. And we have a classified board. These two Cargill executives were nominated and elected to our board during our last annual meeting, which happened in October of 2010. And it’s the current expectation of the board that they will review this on an annual basis. And Jim, I’ll turn it over to you for additional color.

JP: We’re fortunate that in our short history as a company, we’ve had some good Cargill board members. All the board members from Cargill have been really committed, and really had an independent mind set when they made contributions at our board meetings. The two most recent additions, Emery Koenig, and Sergio Rial. They are also board members of Cargill. Emery Koenig has a deep background, a lifetime of the grain markets, grain trading. I don’t know that there’s a country he hasn’t visited in selling grain and oil seeds. Very informed, very balanced, and just a tremendous perspective on the world and risk management as it relates to commodities and oil seeds. I feel particularly fortunate to have him on our board with the guidance he can provide about agricultural markets and risk management.

Sergio Rial is also a director of the Mosaic … for Cargill, I should say, and one of our directors. He has an investment banking background, I think born in Spain. Lived in Brazil most of his professional career, and around the world. Just a very informed, astute financial professional. And he too makes a unique contribution in terms of understanding global financial markets as well as ag markets. So I feel good about having those members, and I don’t know that we would be able to go outside into the general markets and find somebody that are as talented in their specific areas as those two gentlemen are. So I’m thrilled they’re on our board.

RM: Thank you. The next question goes back to the structure of the transaction, and we’re getting a few questions about, what are the consequences of these high vote shares, and why do we need to change our current capital structure? The way I would respond to that is, in order to structure this transaction on a tax free basis to Cargill, the tax rules effectively provide that Cargill needs to have an 80 percent or greater voting interest solely for the election of Mosaic’s board of directors at the time it distributes its shares to its shareholders.

Of course, Cargill today owns only, say, 64 percent of Mosaic, so we needed to come up with a structure that would give them this 80 percent threshold. Typically, the way these transactions are structured are through the formation of an additional series of stock. In this case, there’s going to be two of them, but one of them will carry what I’ll call a high vote feature. This high vote feature basically constitutes the ability to cast ten votes per each share, solely for the election of directors. That does allow Cargill to pierce this 80 percent test.

Now, over time, a couple of things I would comment about this, the first thing I would say is, this is solely a creature that is necessary to get to this tax objective. And second, these votes are restricted shares. They are not publicly traded shares. And it is quite possible, and in fact if you take a look at transactions that have occurred that are similar to ours, that these shares will be unwound, or collapsed, back into low vote shares, or normal shares, at some point in the future.

One of the requirements is that we can’t have an agreement today as to when that will exactly occur, but what I can tell our colleagues around the world is that this is something that our board will look at. And further, it is in the economic interest of all of our shareholders to convert the high vote shares back to low vote shares, which obviously would need to be done before they become publicly traded.

There are precedent transactions that would show time horizons that are only a couple of months after closing, and as Jim noted, we expect the closing of this transaction to occur in April of this year. So we don’t have an exact time frame. What we can say is the board will look at this, and it will be put likely to a shareholder vote to convert these shares back to low vote shares, hopefully in the not too distant future. But other than that, I don’t think they have any impact at all with respect to Mosaic on a going forward basis.

Next question. The minority shareholder vote, and one of the requirements under the transaction that our special committee has implemented has been that we will take this transaction to the vote of Mosaic’s minority shareholders. And we will require a majority of the minority shareholders to approve the transaction at a special meeting after our proxy statement has been cleared with the Securities and Exchange Commission.

What I can say on this is, a lot of thought has gone into that. Certainly from a top level, the special committee has spent a lot of time looking at the structure of this transaction to make sure that it was in the interests of all shareholders, that there is a benefit for the minority shareholders here. We are going to remove the overhang of a majority shareholder. There will be more public float. There will be the potential inclusion to the S&P 500. There’s a number of very meaningful reasons why this is a good transaction for minority shareholders.

As Jim noted, this has been one of the most frequently asked questions that we’ve had since the formation of Mosaic. And I’ll turn it over to Jim for some color on this, because there’s some good commentary out there today in terms of what this transaction does to resolve that issue. But the other thing that I would like to share with everyone is that the board has also retained proxy solicitors, so we have looked at our investment base, and we have a pretty good handle on how we believe investors will vote with respect to that particular issue, and I would say a high degree of confidence that there will be a lot of support in terms of approving the transaction. So Jim, you want to comment on that?

JP: Yes. Two concerns that investors have had with Mosaic’s stock since our formation, first is the overhang; and that is the shares owned by Cargill. For the first four and five years, I believe, there was some lock up provisions where Cargill could neither acquire nor sell its shares. Those expired, and the question then was, on investors’ mind, is Cargill going to dump the shares? What if they just flush them in the market? The price is going to drop, as more liquidity. They just didn’t know what to anticipate and how to model that event.

Well, this removes that question. They understand that it’s a four and a half year process, where shares that Cargill holds will be brought to market in a very orderly and transparent fashion. So remove that concern from shareholders’ minds.

Second concern was the limited float; and that is the amount of shares that are available for public trading. We have 40 to 45 million shares that are, total float, equity of the company, with Cargill controlling two hundred and …

RM: Eight-five.

JP: … eighty-five million shares, and the balance, 150 million approximately, 160 million available in the market. That’s not a large float. For example, Products(?) Corporation has 300 million shares widely held, publicly traded. And the concern becomes, if I want to have a large position in Mosaic, and I have a large ownership stake, I’m going to probably … it might be 10 million shares, but it’s not 10 out of 400 million. It’s … 40 million. It’s 10 out of 150 or 160 million float. So it really concentrates the holdings people will have. And as a result, there’s certain investors that say, I just don’t want to play in a business where there is a larger public float, given the opportunity to get in and out of the market.

So this transaction will take us to a 50 percent public float very early on in the deal, allow us to be considered for inclusion in the Standard & Poor 500 Index, and I believe it’s going to attract a different class of investor, many of them outside of North America, that are looking to be part of the crop nutrition investment play, the ag story, etcetera, and we’re going to have a much wider range of investors coming into Mosaic.

RM: Good answer. Moving on, can this transaction be terminated? What are the termination rights? And Cargill has reserved the right to terminate the transaction at its election. If it chooses to do so, between now and the closing date, which again should be in the second calendar quarter, in the event that they terminate the transaction, they have agreed to compensate Mosaic’s minority shareholders in an amount equal to $200 million. Call it a termination fee. There are a few instances where that termination fee is not payable. One would be if there is … I’ll call is a material adverse change to Mosaic, or a MAC. That basically is, some catastrophic event happens to Mosaic that fundamentally changes our business between now and the closing date.

In addition, there is, I’ll call it a market dislocation exception to payment of the termination fee. That basically is, if the markets go wildly up or down, in the range of plus or minus 20 percent, for example, to the (Glitch) do so, which is certainly no guarantee. And if it did, it would not have to pay the termination fee. So we think that this is a very improbably situation at this point, that this deal would be terminated, but that’s basically responsive to the question on how, can it be terminated and what happens?

Moving to the next question, we had a few people ask about poison pills and shareholder rights plans. This is somewhat of a technical question, but I’ll just respond to it this way. We have not implemented or adopted a poison pill, and a poison pill, as many of you may know, basically affords various protections to the company and shareholders, if a shareholder acquires a certain target percentage of Mosaic’s ownership. And these are easily adopted. They would not need to be adopted today. Most companies have shareholder rights plans on the shelf, and that’s the way that we’ll approach this issue. And obviously, if and to the extent our board ever thought that we needed to implement a shareholder rights plan, we could do it very expeditiously.

Moving to what I think is our final question, and that is, how does the announcement of this transaction affect Mosaic’s strategy? And I think the short answer is, it has no impact on our strategy, and I would also say that at the end of the day, it is going to give us more flexibility. We will have less opportunity for conflict with a majority shareholder. And as Jim outlined, we have a very aggressive, organic growth plans to become a better and more valuable company. And Jim, I think this is a good one for you to respond to.

JP: Yes. You could imagine, with a larger, with a majority shareholder, they may have interests that could be different than ours, with time. Cargill’s a growing company, becoming larger, and headed in its own space, food and agriculture. We’re becoming a larger company in the space of crop nutrition, and there could be events that come about in the future; there’s not been any in the past, that we’d take divergent views on a matter.

By us becoming fully independent, no majority control shareholder, we will have much more freedom in how we look at investments, on the deals we want to do. Cargill might have been concerned about being diluted if we wanted to do a large acquisition, if we wanted to issue more shares, and if it diluted Cargill, they may have concerns at some point. We don’t have to concern ourselves with that. We have to concern ourselves with generating the return, running a business that brings value to our shareholders. And this is going to give us more freedom in how we look at where we invest money, give us more freedom in how we look at how we return cash by way of shareholder distributions to our shareholders. So I feel great about it.

Cargill has been a wonderful majority shareholder, very supportive, very encouraging, providing us a lot of recognition for the good work that’s being done. I’m sorry to see them go. But we’re on our own. We are independent. I am confident in the skills and abilities for us to make our own future going forward.

RM: Thank you, Jim. This wasn’t a question that was posed to us, but I’m just going to address it, and there may be some questions on commercial arrangements with Cargill. I think it’s universally accepted and encouraged, that where it makes sense for us, economically, to have commercial and ongoing commercial arrangements, whether they’re existing agreements or future transactions with Cargill, that’s encouraged. Cargill’s going to encourage it, and certainly Mosaic will encourage it as well.

So I hope those questions and answers were somewhat helpful and provided a little bit of color and context to this transaction. I’ll tell you that, as one of the individuals in the room at Cargill, after spending ten years, and spending time working on the formation of Mosaic, and now spending six years outside of Cargill and obviously working with all of you in advancing the objectives of our business, I’m very excited about this. I think this is a new opportunity. It’s a new horizon for us. We will get a lot more flexibility, that are … just inherently, as time goes on, when you are as big as Mosaic is, and we have grown as fast as we have grown, inherently, there could be potential conflicting viewpoints going ahead. And this allows us to control our own destiny. So with that, Jim, I’m going to turn it back to you.

JP: Thanks, Rich. I hope this meeting was helpful to everybody. We have been very diligent in ensuring, as the deal and this transaction has been put together, that our employees are all informed about it. We have YouTube sites that tell the story from Larry and I. We have internal video sites available to all of you. We have external websites for you. So there’s plenty of information. A number of Q&A packets are around. And if you have any questions, talk to your people leader, ask the questions, ask for an additional meeting if you need it. It’s a complex transaction. But at the end of the day, the benefits are overwhelming for Mosaic, and for all of us as employees of this great organization.

With that, we have a bright future in store for us as we embark on this new organization. Thank you for joining us, and take care, and have a safe day.

L: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day, everyone.

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